UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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ACTIVISION BLIZZARD, INC.

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Activision Blizzard, Inc.

On April 29, 2022, Activision Blizzard, Inc. (“Activision Blizzard”) filed a definitive proxy statement with the Securities and Exchange Commission in connection with its 2022 Annual Meeting of Stockholders to be held on June 21, 2022. On June 16, 2022, the independent directors of the Activision Blizzard Board of Directors issued the following:

Activision Blizzard Board Independent Directors Oversee Review of Workplace Issues

June 16, 2022

All:

We are writing to provide you with an update on the work that the Board and its Workplace Responsibility Committee of independent directors have been doing related to our workplace. The allegations in media and legal filings about our company were as distressing to us as they were to all of you. The Board resolved that we would dig into these issues directly, go where the facts took us, and that our work would be supplemented and informed by independent investigation and analysis conducted with the assistance of well respected, experienced outside experts with deep subject matter expertise.

We committed to share our findings with you as well as updates on our progress toward becoming the model workplace we all aspire to be. Building and fostering an inclusive and welcoming workplace is an ongoing journey that must be top of mind for each of us every day. Each of us has a duty to bring our best selves to work and to create an environment where our colleagues feel respected, appreciated and inspired.

What we have come to realize over the past several months is that there are many truths about our company – individual and collective, experiential and data-driven – and sometimes they can be difficult to reconcile. For any individual who ever experienced inappropriate workplace conduct, best-in-class policies and data showing progress provide little comfort. Indeed, a single instance of someone feeling diminished at Activision Blizzard is one too many.

Over the past several years, Activision Blizzard has taken progressively stronger, more decisive and coordinated steps to reinforce a culture across the Company and individual business units that reflects the diversity of the audiences we serve, the communities in which we live and operate with a commitment to professional, respectful conduct. Where necessary, we changed leadership, centralized capabilities, added new tools and personnel all with the goal of evolving and improving our workplace to attract and retain talent in an increasingly competitive environment.

While we made meaningful progress, like many large companies there was more we could have accomplished. Since 2018, when we began engaging in good faith with both the federal Equal Employment Opportunity Commission (“EEOC”) and the California Department of Fair Employment and Housing (“DFEH”), in the case of the former with respect to workplace issues, and the latter, related to pay equity—as were their respective agreed responsibilities —we have made significant progress. The Company engaged a wide-ranging team of advisors to assist in this effort, from law firms to experts in workplace issues.

At the Board level, we have also undertaken an ongoing, thorough review to ensure that we made our own determinations, with the assistance of external advisors. These advisors have been tasked with conducting their own objective review of past incidents as well as identifying areas for further improvement. This has been a comprehensive review of not only individual instances of harassment but also a review of our policies and procedures throughout the Company. The Board and its external advisors have diligently reviewed allegations by the DFEH and the media. That work included reviewing source documents (including contemporaneous notes from interviews with current and former Activision Blizzard employees, correspondence, and email communications), and conducting additional interviews of current and former Activision Blizzard employees.

Contrary to many of the allegations, the Board and its external advisors have determined that there is no evidence to suggest that Activision Blizzard senior executives ever intentionally ignored or attempted to downplay the instances of gender harassment that occurred and were reported. That work also has not unearthed any evidence, directly or indirectly, suggesting any attempt by any senior executive or employee to conceal information from the Board. Outside advisors, after exhaustive review, also determined the Board never intentionally ignored or attempted to downplay the instances of gender harassment that occurred and were reported. The review of contemporaneous documentation and statements by relevant individuals shows that media criticism of the Board and Activision Blizzard senior executives as insensitive to workplace matters is without merit. Activision Blizzard senior executives responded in a timely manner and with integrity and resolve to improve the workplace. While there are some substantiated instances of gender harassment, those unfortunate circumstances do not support the conclusion that Activision senior leadership or the Board were aware of and tolerated gender harassment or that there was ever a systemic issue with harassment, discrimination or retaliation.

In addition to that work, the Board of Directors engaged a former Chair of the EEOC, Gilbert Casellas. The EEOC is an agency of the United States of America charged with the administration, interpretation and enforcement of Title VII and other federal anti-discrimination laws. Mr. Casellas served as Chair of the EEOC from 1994 to 1998, during President William J. Clinton’s administration. After serving as Chair of the EEOC, Mr. Casellas served as the Vice President, Corporate Responsibility and Chief Diversity Officer for Dell Inc. In that role, he created a global diversity, sustainability, and corporate giving function that encompassed operations in over 65 countries and nearly 100,000 employees. Presently, Mr. Casellas serves on diversity and advisory boards for Toyota Motor North America, Comcast Corporation and T-Mobile U.S. Mr. Casellas is a Fellow of the College of Labor and Employment Lawyers and co-editor of the highly regarded Workplace Harassment treatise and recognized leader in the fields of employment and diversity and inclusion. Mr. Casellas was engaged to conduct a review of data from collected investigated reports of gender harassment from across the United States between September 1, 2016 and December 31, 2021.1 Based on his review, Mr. Casellas concluded that there was no widespread harassment, pattern or practice of harassment, or systemic harassment at Activision Blizzard or at any of its business units during that timeframe. Mr. Casellas further concluded that, based on the volume of reports, the amount of misconduct reflected is comparatively low for a company the size of Activision Blizzard.

Parallel with this review by the Board, management, under the close supervision of the Board, has implemented a series of comprehensive reforms and improvements across the Company in furtherance of our commitment to elevate the Company to best practices for compliance and pay equity in the workplace. Activision Blizzard has:

●	Combined the investigations groups into one centralized Ethics & Compliance team, which is separate from business units and other groups like Human Resources or Employee Relations;

●	Broadened the Employee Relations Team to align the results of investigations with recommended actions and communication back to affected employees;

●	Quadrupled the size of Activision Blizzard’s Ethics & Compliance team since July 2021;

●	Tripled investment in anti-harassment and anti-discrimination training resources;

●	Announced the launch of a new Company-wide zero-tolerance harassment policy;

●	Expanded the “Way2Play Heroes” program, created in 2018, which consists of volunteers who help other employees understand their reporting options, champion speaking up, and provide feedback and advice on how to strengthen Activision Blizzard’s overall ethics & compliance program.

1 The data set reviewed reflects reports that were investigated and deemed to raise a potential violation of the anti-harassment policy (as to sex/gender) from September 1, 2016 through December 31, 2021, of which Activision Blizzard, Inc. has become aware from: (i) its Integrated Investigations Unit (established in October 2021); (ii) Employee Relations (established in May 2020); (iii) its Navex database; and (iv) information collected from various human resources groups of its U.S. operations. Not included are: (i) duplicate reports; and (ii) any reports that may have been made but were not identified through the company’s collection efforts.

●	Waived arbitration for individual claims of sexual harassment, unlawful discrimination, or related retaliation arising after October 28, 2021;

●	Released the U.S. Pay Equity Review for 2020 in October 2021, finding that, after accounting for factors that impact pay like role, location, tenure, and job classification, female employees on average earn about $1.01 for every dollar earned by men doing comparable work;

●	Released our ESG report in May 2022, reflecting that our Global Pay Equity Review for 2021 found that, after accounting for factors that impact pay like role, location, tenure, and job classification, women and those who do not identify as men on average earned $1.00 for every dollar earned by men for comparable work;

●	Released Representation Data in December 2021, based on data in company records as of November 30, 2021;

●	Implemented new policies, including a global drug and alcohol policy for Company-sponsored events and zero tolerance for alcohol consumption in the workplace;

●	Hired a Senior Director of Equal Employment Opportunity, Equity & Compliance, since promoted to VP, Workplace Integrity and EEO, with relevant experience in gender discrimination, harassment, and related retaliation to serve as an internal EEO coordinator and assist the Company and the neutral, third-party EEO consultant with implementation of the Company's agreement with the EEOC;

●	Made high level personnel changes in the executive and human resources teams – including new Chief People Officer Julie Hodges and Chief Diversity, Equity and Inclusion Officer Kristen Hines;

●	Improved transparency to employees by providing regular updates on diversity representation and pay equity;

●	Invested in and launched tools and systems that allow us to better track representation of women and UEG candidates at the applicant, interviewing, and hiring stages of the Company's recruiting processes;

●	Made progress in ensuring there are diverse slates of candidates for all open positions;

●	Launched “Upward Feedback,” an annual process that gives employees a formal opportunity to share constructive, actionable feedback with their managers through an anonymous survey.

We recognize none of these improvements can change the past for those who experienced inappropriate workplace conduct. Over the years the Company has appropriately disciplined and exited employees to ensure that our practices match our policies. There simply is no room at Activision Blizzard for anyone who does not practice our corporate value of providing a safe, inclusive and welcoming workplace that serves as a model for our industry.

Our recent settlement with the EEOC is already available for eligible employees to submit claims. The Company is not involved in the claims review process and all decisions are made by the EEOC.

We understand that moving forward includes addressing the issues of the past. The EEOC consent decree, with the transparency, enhanced mental health benefits for any victims of harassment (regardless of where they were employed when those events occurred), as well as the compensation it provides, is just part of that effort.

Another is the $250 million dollar investment we are making in the people who create our world-class entertainment and whose shared purpose improves our culture. The inaugural class of Level Up U focused on training applicants for engineering positions is about to begin: as of June 15, 2022, 103 offers were accepted with a 73% rate of overall diversity, including 45% women and non-binary individuals and 40% from underrepresented ethnic groups. Across the Company overall we are working to improve representation in every business unit. This is of foundational importance as we look ahead.

While the Board and management have implemented the above steps to continue to improve the workplace, it must be said that the Company has been subject to an unrelenting barrage of media criticism that attempts to paint the entire Company (and many innocent employees) with the stain of a very small portion of our employee population who engaged in bad behavior and were disciplined for it. Much of this originated with the highly inflammatory, made-for-press allegations of the DFEH. As our outside advisors made clear, the DFEH was not assigned to investigate harassment in its agreement with the EEOC, nor did it in fact complete an investigation into issues of harassment at Activision Blizzard. There has also been no court finding, verdict, or ruling concluding the DFEH allegations to be true. In fact, the DFEH’s efforts to interfere with the EEOC settlement, which was determined to be fair and reasonable by a federal court, have been denied six times. That said, rather than dismiss these criticisms, the Board and management have taken these allegations seriously and according to outside advisors, have investigated these appropriately.

Like any organization that has employed over 25,000 employees over the last decade, Activision Blizzard can always improve. As the leadership team has acknowledged many times over the past year, there have been instances where the standards we set for ourselves have not been met and people were let down. But we are not a company that looks the other way. We learn from our experiences to get better. And we are better and stronger and even more committed to an exemplary workplace because of the experiences of the last year. We will never stop investing in our people and processes to ensure we have the most welcoming, respectful, inclusive workplace as that is the surest way we will continue to attract and retain the most talented people in our industry and continue to delight our players as we have for three decades.